EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

CORRECTED NEWS RELEASE

FOR IMMEDIATE RELEASE	February 26, 2022

Omaha, NE (BRK.A; BRK.B) –

Earlier today, Berkshire issued its fourth quarter earnings press release. The purpose of this press release is to correct two errors in footnote 1. The press release stated that investment gains/losses included gains of $56.3 billion in the fourth quarter of 2021 due to changes during the fourth quarter in the unrealized gains that existed in our equity security investment holdings. The correct amount is $31.7 billion. Also, the press release stated that the amount of after-tax realized gains on sales of investments in the fourth quarter of 2021 was $2.3 billion. The correct amount is $535 million. The corrected amounts have been inserted into footnote 1 of the corrected earnings release which follows.

The updated release can be found on the following pages.

FOR IMMEDIATE RELEASE	February 26, 2022

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the fourth quarter and full year of 2021 and 2020 are summarized in the following paragraphs. However, we urge investors and reporters to read our 2021 Annual Report, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the fourth quarter and full year of 2021 and 2020 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2021	2020	2021	2020
Net earnings attributable to Berkshire shareholders	$39,646	$35,835	$89,795	$42,521

Net earnings includes:
Investment and derivative gains/losses –
Investments (1)	$32,214	$30,446	$61,577	$31,717
Derivatives	147	380	763	(126)

	32,361	30,826	62,340	31,591
Impairment of intangible assets (2)	–	(12)	–	(10,992)
Operating earnings	7,285	5,021	27,455	21,922

Net earnings attributable to Berkshire shareholders	$39,646	$35,835	$89,795	$42,521

Net earnings per average equivalent Class A Share	$26,690	$23,015	$59,460	$26,668
Net earnings per average equivalent Class B Share	$17.79	$15.34	$39.64	$17.78
Average equivalent Class A shares outstanding	1,485,452	1,557,026	1,510,180	1,594,469
Average equivalent Class B shares outstanding	2,228,178,320	2,335,539,124	2,265,269,867	2,391,703,454

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

(1) Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2021 include gains of $31.7 billion in the fourth quarter and $58.6 billion for the full year and in 2020 include gains of $24.5 billion in the fourth quarter and $26.8 billion in the full year due to changes during the fourth quarter and the full year in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses in 2021 also include after-tax realized gains on sales of investments of $535 million in the fourth quarter and $2.9 billion during the full year and in 2020 include gains of $4.4 billion during the fourth quarter and $4.9 billion during the full year.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

(2) Impairments of intangible assets in 2020 include charges of $9.8 billion recorded in the second quarter attributable to impairments of goodwill and certain identifiable intangible assets that were recorded in connection with Berkshire’s acquisition of Precision Castparts Corp. in 2016.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2021	2020	2021	2020
Insurance-underwriting	$372	$(299)	$728	$657
Insurance-investment income	1,219	1,270	4,807	5,039
Railroad, utilities and energy	2,241	1,995	9,485	8,252
Other businesses	2,791	2,467	11,120	8,300
Other	662	(412)	1,315	(326)

Operating earnings	$7,285	$5,021	$27,455	$21,922

Approximately $6.9 billion was used to repurchase shares during the fourth quarter bringing the total for the year to approximately $27 billion. On December 31, 2021, there were 1,477,429 Class A equivalent shares outstanding. Insurance float (the net liabilities we assume under insurance contracts) was approximately $147 billion at December 31, 2021, an increase of $9 billion since yearend 2020.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400